EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 19th day of July, 2007, by and between Autobytel Inc., a Delaware corporation (the “Company”), and Ariel Amir (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of July 19, 2005, whereby the Executive was engaged as the Company’s Executive Vice President and Chief Legal and Administrative Officer (the “ Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the term of the Employment Agreement renewed through July 19, 2007.

WHEREAS, the Company and Executive desire to amend the Employment Agreement to, among other things, extend the term of the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1.	Amendment to Article 1, Section 1.2 of the Employment Agreement. Article 1, Section 1.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

“1.2 TERM OF EMPLOYMENT. The Company hereby employs the Executive as the Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Company, and the Executive hereby accepts such employment by the Company, for a period (as such period may be extended, the “Term”) commencing on July 19, 2005 and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Article 6, and (b) July 19, 2009 (the “Termination Date”). Provided that if the Executive’s employment has not previously been terminated pursuant to Article 6, the Executive’s employment pursuant to this Agreement shall automatically renew for additional one (1) year periods unless either party notifies the other party in writing of its desire not to renew the Executive’s employment under this Agreement no later than one-hundred twenty (120) days prior to the Termination Date or any applicable anniversary of the Termination Date (a “Non-Renewal Notice”). If the Company delivers the Non-Renewal Notice and the Executive does not terminate his employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Company of the Executive’s employment without Cause (as defined below) as of immediately prior to the expiration of the Term, and Section 6.2 shall govern such termination. If the Executive delivers the Non-Renewal Notice and the Company does not terminate the Executive’s employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Executive of his employment without Good Reason (as defined below) as of immediately prior to the expiration of the Term, and Section 6.4 shall govern such termination.”

2.	Full Force and Effect. Except as amended or otherwise modified by Section 1 hereof, the Employment Agreement remains in full force and effect. The stock options referred to in Section 3.7 of the Agreement were granted in connection with the execution of the Agreement in 2005.

3.	Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

4.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AUTOBYTEL INC.

By:	/s/ James E. Riesenbach
Name:	James E. Riesenbach
Title:	CEO

/s/ Ariel Amir
ARIEL AMIR